Exhibit 99.1

News Release

Investor Contact

Brett Levy

Vice President, Investor Relations

Dine Brands Global, Inc.

(818) 637-3632

Brett.Levy@dinebrands.com

Media Contact

Susan Nelson

Sr. Vice President, Global Communications

Dine Brands Global, Inc.

Susan.Nelson@dinebrands.com

Dine Brands Global Announces Executive Leadership Changes

John Cywinski to Depart Company

Tony Moralejo Named Applebee’s President

Scott Gladstone Named President of International and Corporate Development

GLENDALE, Calif., January 4, 2023 – Dine Brands Global, Inc. (NYSE: DIN), the parent company of Applebee’s Neighborhood Grill & Bar®, IHOP®, and Fuzzy’s Taco Shop® restaurants, today announces key leadership moves, each effective on January 6, 2023. John Cywinski, Applebee’s President, is leaving the company for a CEO position at another restaurant company. Tony Moralejo, who is currently President, Dine Brands International and Global Development, has been appointed President, Applebee’s U.S. Scott Gladstone, Senior Vice President of Strategy and Innovation, will step into the role of President, International and Corporate Development.

Dine Brands CEO John Peyton said, “John and I share a love and respect for the DNA of Applebee’s, and we are all grateful for his contributions to this great brand over many years. Under John’s leadership, Applebee’s has become the vibrant category-leading brand that it is today. John has built a terrific team, delivered unprecedented sales, revitalized marketing and menus, and has strengthened franchisee relationships. I’m confident that Tony and the exceptional franchisees and leadership team at Applebee’s will continue to drive industry-leading growth.”

“It’s been an absolute honor and privilege to serve as President of this very special brand. I’ve truly enjoyed every moment leading this remarkable group of franchise partners and this equally remarkable team over the past six years. I’ll look on with great pride, knowing the brand is stronger than it’s ever been and poised to continue its extraordinary success moving forward,” John Cywinski said about today’s announcement.

Moralejo, a career restaurant veteran who joined Dine Brands in 2020, steps into the Applebee’s leadership role with a proven track record in operations, development and franchisee relations. Prior to Dine, he served as Executive Vice President for International Business and Global Development at Church’s Chicken and its international brand, Texas Chicken. Earlier in his career, Tony worked for more than 18 years for Burger King in various leadership roles.

Dine Brands Announces Leadership Changes

Gladstone, who joined Dine Brands in 2016, currently leads Corporate Strategy and Innovation. Gladstone brings strategic expertise and an eye for innovation to this expanded role. His early career experience includes The Boston Consulting Group where he advised Fortune 100 companies, working across practices and industries.

“We have a deep bench of talented leaders at Dine. As a result of our succession planning, today’s announcement demonstrates our ability to tap into the great talent of our management team and ensure a smooth and seamless transition. Both Tony and Scott have deep institutional knowledge about Applebee’s, IHOP, and the industry, and they are the ideal leaders to take us to the next level of growth,” added Peyton.

Tony Moralejo said about the appointment, “Applebee’s is an iconic brand. I’m proud to take on the president role and eager to build on the brand’s great legacy. I’m looking forward to leading Applebee’s through its next chapter and providing guests even more reasons for Eatin’ Good in the Neighborhood.”

About Dine Brands Global, Inc.

Based in Glendale, California, Dine Brands Global, Inc. (NYSE: DIN), through its subsidiaries, franchises restaurants under Applebee’s Neighborhood Grill + Bar®, IHOP® and Fuzzy’s Taco Shop® brands. With over 3,500 restaurants combined in 18 countries and 388 franchisees as of December 5, 2022, Dine Brands is one of the largest full-service restaurant companies in the world. For more information on Dine Brands, visit the Company’s website at www.dinebrands.com.

###

Dine Brands Announces Leadership Changes